EXHIBIT 11



                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)


                                                 THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30             JUNE 30
                                                -------------------  ------------------
                                                   1998      1997      1998      1997
                                                ----------  -------  --------  --------

Net income                                        $116,233  $96,509  $216,506  $193,370
                                                ==========  =======  ========  ========

Diluted weighted average shares:
    Basic weighted average shares outstanding       97,665   94,625    97,582    94,394
    Effect of stock options                          1,357    1,279     1,360     1,502
                                                ----------  -------  --------  --------
Diluted weighted average shares:                    99,022   95,904    98,942    95,896
                                                ==========  =======  ========  ========


Basic EPS                                         $   1.19  $  1.02  $   2.22  $   2.05
                                                ==========  =======  ========  ========

Diluted EPS                                       $   1.17  $  1.01  $   2.19  $   2.02
                                                ==========  =======  ========  ========